UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On October 28, 2024, CNS Pharmaceuticals, Inc. (the “Company,” “we”, “our”, “us” or “CNS”) filed its Definitive Proxy Statement on Schedule 14A (the “Original Proxy Statement”) with the Securities and Exchange Commission for its Special Meeting of Stockholders, which will be held at the Wells Fargo Center, 13th Floor - Uintah Boardroom, 299 S Main St, Salt Lake City, UT 84111, on November 26, 2024 at 9:30 a.m., local time,  (the “Special Meeting”).

As described in Proposal 1 included in the Original Proxy Statement, the Company is requesting that its stockholders grant our Board of Directors authority, in its sole discretion, prior to the one-year anniversary of the Special Meeting, to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse split ratio of between 1-for-2 and 1-for-50 as determined by the Board of Directors (collectively, the “Reverse Stock Split Proposal”).

This amendment to the Original Proxy Statement (this “Amendment”) is being filed to correct descriptions of how fractional shares will be treated in connection with the reverse stock split. The Original Proxy Statement provided that instead of issuing fractional shares in connection with the reverse stock split, we will issue one full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the reverse split. This Amendment modifies those descriptions to specify that instead of the Company issuing fractional shares in connection with the reverse stock split, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be equal to the fraction of a share to which such holder would otherwise be entitled multiplied by the closing price per share of common stock on the date of the effective time of the reverse stock split, as reported by Nasdaq (as adjusted to give effect to the Reverse Stock Split).

Accordingly, this Amendment amends and restates Proposal 1 included in the Original Proxy Statement in its entirety to reflect the change in how fractional shares will be treated in connection with the reverse stock split.

Except as specifically discussed in this Explanatory Note, this Amendment does not otherwise modify or update any other disclosures in the Original Proxy Statement. This Amendment should be read together with the Original Proxy Statement, which should be read in its entirety, and from and after the date of this filing any references to “Proxy Statement” are to the Original Proxy Statement as amended by this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Proxy Statement.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE GRANTING TO OUR BOARD OF DIRECTORS AUTHORITY, AS MODIFIED BY THIS AMENDMENT, IN ITS SOLE DISCRETION, PRIOR TO THE ONE-YEAR ANNIVERSARY OF THIS SPECIAL MEETING, TO EFFECT A REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK, AT A REVERSE SPLIT RATIO OF BETWEEN 1-FOR-2 AND 1-FOR-50 AS DETERMINED BY THE BOARD OF DIRECTORS, .

Stockholders who have already voted their shares of CNS stock need not take any action. However, you may revoke your proxy at any time before the vote is taken at the Special Meeting. If you are a stockholder of record, you may change your vote by (i) sending in another proxy with a later date; (ii) notifying us in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before your shares are voted at the Special Meeting that you are revoking your proxy; or (iii) voting in person at the Special Meeting.  Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting or specifically so request. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Special Meeting and voting.

Stockholders who have not yet voted their shares of CNS stock are encouraged to do so. The Original Proxy Statement includes detailed instructions on how to vote your shares.

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AMENDMENTS TO THE ORIGINAL PROXY STATEMENT

PROPOAL 1

(AS AMENDED AND RESTATED)

REVERSE STOCK SPLIT PROPOSAL

General

Our Board is recommending that our stockholders grant our Board the authority, in its sole discretion, prior to the one-year anniversary of this Special Meeting, to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse split ratio of between 1-for-2 and 1-for-50 as determined by the Board of Directors. If the stockholders approve and adopt the proposed amendment to effect the reverse stock split, and our Board decides to implement it, the reverse stock split will become effective on the date the Board determines.

If implemented, the reverse stock split will be realized simultaneously for all outstanding common stock and the ratio determined by our Board will be the same for all outstanding shares of common stock. The reverse stock split will affect all holders of shares of our common stock uniformly and each stockholder will hold the same percentage of our common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below under the section titled “Fractional Shares.” The reverse stock split will not reduce the number of authorized shares of common stock (which will remain at 300,000,000) or preferred stock (which will remain at 5,000,000) or change the par values of our common stock (which will remain at $0.001 per share) or preferred stock (which will remain at $0.001 per share).

Background

Our common stock is currently quoted on The NASDAQ Capital Market (“NASDAQ”), and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, minimum bid price per share, and minimum stockholder's equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from NASDAQ.

On September 12, 2024, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that for the previous 30 consecutive business days the Company’s common stock had not maintained a closing bid price of $1.00 per share (the “Minimum Bid Price Requirement”) required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). The Nasdaq letter does not result in the immediate delisting of the Company’s common stock from The Nasdaq Capital Market.

Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Minimum Bid Price Requirement. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) because the Company effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one.

Accordingly, unless the Company timely requests a hearing before a Hearings Panel (the “Panel”), the Company’s securities would be subject to suspension/delisting. The Company did request a hearing before the Panel, which will occur on November 5, 2024. The hearing request automatically stayed any suspension or delisting action pending the hearing and the expiration of any additional extension period if granted by the Panel following the hearing. There can be no assurance that the Panel will grant the Company an additional extension period or that the Company will ultimately regain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market.

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The minimum closing bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) is $1.00. On October 11, 2024, the last reported sales price for the common stock was $0.1183 per share.

Purpose of the Proposed Reverse Stock Split

Our Board’s primary objective in proposing the reverse stock split is to raise the per share trading price of our common stock. In particular, this will help us to maintain the listing of our common stock on NASDAQ.

Delisting from NASDAQ may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities.

If we are delisted from NASDAQ and we are not able to list our common stock on another exchange, our common stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•	a limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•	a limited amount of news and little or no analyst coverage for us;
•	we would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and
•	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

Our Board believes that the proposed reverse stock split is a potentially effective means for us to maintain compliance with the listing rules of NASDAQ and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from the NASDAQ by producing the immediate effect of increasing the bid price of our common stock.

Increase the Market Price of our Common Stock to a Level More Appealing for Investors

We also believe that the reverse stock split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced securities to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore more likely to have less third-party analysis of the Company available to investors. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the reverse stock split, together with the anticipated increased stock price immediately following and resulting from the reverse stock split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for the common stock than that which currently exists.

We cannot assure you that all or any of the anticipated beneficial effects on the trading market for our common stock will occur. Our Board cannot predict with certainty what effect the reverse stock split will have on the market price of our common stock, particularly over the longer term. Some investors may view a reverse stock split negatively, which could result in a decrease in our market capitalization. Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares. We cannot provide you with any assurance that our shares will continue to qualify for listing on NASDAQ. As a result, the trading liquidity of our common stock may not improve. In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances.

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Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of 1-for-2 through 1-for-50, as determined by the Board of Directors in its sole discretion, prior to the one-year anniversary of this Special Meeting. Even if approved, the Board will have discretion to delay or not to implement the reverse stock split.

In determining the reverse stock split ratio, our Board will consider numerous factors, including:

•	the historical and projected performance of our common stock;
•	general economic and other related conditions prevailing in our industry and in the marketplace;
•	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock;
•	our capitalization (including the number of shares of our common stock issued and outstanding);
•	the prevailing trading price for our common stock and the volume level thereof; and
•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give our Board the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Principal Effects of the Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if our Board decides to implement a 1-for-5 reverse stock split of our common stock, then a stockholder holding 10,000 shares of our common stock before the reverse stock split would instead hold 2,000 shares of our common stock immediately after the reverse stock split.

The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company or proportionate voting power, except for adjustments that may result from the treatment of fractional shares as described below under the section titled “Fractional Shares”. As described below, no fractional shares will be issued in connection with the reverse stock split; instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share.

The principal effect of the reverse stock split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 33,446,403 shares as of October 16, 2024 to a number of shares between and including one-half to one-fiftieth that amount, as the case may be based on the ratio for the reverse stock split as determined by our Board, and (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options or warrants, as applicable, between and including one-half to one-fiftieth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options or warrants, as applicable, immediately preceding the reverse stock split at an exercise price equal to between and including two to fifty times the exercise price specified before the reverse stock split, resulting in essentially the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split, as the case may be based on the ratio for the reverse stock split as determined by our Board.

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The following table, which is for illustrative purposes only, illustrates the effects of the reverse stock split at certain exchange ratios within the foregoing range, without giving effect to any adjustments for fractional shares of common stock, on our outstanding shares of common stock and authorized shares of capital stock as of October 16, 2024.

	Before reverse stock split	After Reverse Stock Split
		1-for-2	1-for-10	1-for-15	1-for-20	1-for-30	1-for-40	1-for-50

Common Stock Authorized	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000
Preferred Stock Authorized	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Common Stock Issued and Outstanding	33,446,403	16,723,202	3,344,640	2,229,760	1,672,320	1,114,880	836,160	668,928
Common Stock Underlying Options and Warrants	36,693,912	18,346,956	3,669,391	2,446,261	1,834,696	1,223,130	917,348	733,878
Common Stock Available for Grant under 2020 Stock Equity Plan	69,979	34,990	6,998	4,665	3,499	2,333	1,749	1,400
Common Stock authorized and unreserved	229,789,706	264,894,852	292,978,971	295,319,314	296,489,485	297,659,657	298,244,743	298,595,794

The reverse stock split will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced to between and including one-half to one-fiftieth of its present amount, as the case may be based on the ratio for the reverse stock split as determined by our Board, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Effect of Authorized but Unissued Shares

The reverse stock split will have the effect of significantly increasing the number of authorized but unissued shares of common stock. The number of authorized shares of common stock will not be decreased and will remain at 300,000,000. Because the number of outstanding shares will be reduced as a result of the reverse stock split, the number of shares available for issuance will be increased. See the table above under the caption “Principal Effects of the Reverse Stock Split” that shows the number of unreserved shares of common stock that would be available for issuance at various reverse stock split ratios.

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Our Board believes that we will need to raise additional capital in the ordinary course of business. In addition, we may issue shares to acquire other companies or assets or engage in business combination transactions. As of the date of this Proxy Statement, we have no specific plans, arrangements or understandings, whether written or oral, with respect to the increase in shares available for issuance as a result of the reverse stock split.

Potential Anti-Takeover and Dilutive Effects

The purpose of the reverse stock split is not to establish any barriers to a change of control or acquisition of the Company. However, because the number of authorized shares of common stock will remain at 300,000,000, this proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of our common stock as compared to the outstanding shares of our common stock and could, under certain circumstances, have an anti-takeover effect. Shares of common stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. After implementation of the reverse stock split, our Board will continue to have authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or the NASDAQ listing standards, assuming the Company remains listed on NASDAQ. Our Board is not aware of any attempt to take control of our business and has not considered the reverse stock split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of common stock that would become newly available for issuance as a result of the reverse stock split.

In addition, if we do issue additional shares of our common stock, the issuance could have a dilutive effect on earnings per share and the book or market value of the outstanding common stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in the Company. Holders of common stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

Certain Risks Associated with the Reverse Stock Split

Before voting on this proposal, you should consider the following risks associated with the implementation of the reverse stock split:

•	Although we expect that the reverse stock split will result in an increase in the market price of our common stock, we cannot assure you that the reverse stock split, if implemented, will increase the market price of our common stock in proportion to the reduction in the number of shares of common stock outstanding or result in a permanent increase in the market price. The effect the reverse stock split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.
•	The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.
•	While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

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Previous Reverse Split

We completed a previous reverse stock split in June 2024, which temporarily increased our stock price, but which did not result in our stock price maintaining such increase in the long-term. On June 5, 2024, we completed a 1-for-50 reverse stock split, which initially increased our stock price to $5.39 per share. On July 30, 2024, our stock price fell below $1.00 per share again. As such, although the primary objective of our previous reverse stock split was to increase the stock price in order to comply with the $1.00 per share minimum price requirements of the NASDAQ Capital Market, the previous reverse stock split did not result in the long-term achievement of such objectives. We can provide no assurance that if this Reverse Stock Split Proposal is approved, and if we complete another reverse stock split, that the primary objective of the stock split, which is to comply with the $1.00 per share minimum price requirements of the NASDAQ Capital Market, will be achieved for a longer period of time than has occurred historically.

 Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the reverse stock split is approved by our stockholders, the reverse stock split would become effective at such time prior to the one-year anniversary of this Special Meeting as it is deemed by our Board to be in the best interests of the Company and its stockholders. Even if the reverse stock split is approved by our stockholders, our Board has discretion not to carry out or to delay in carrying out the reverse stock split. Upon the approval of the reverse stock split by our Board, all the old common stock will be converted into new common stock.

As soon as practicable after the effective time of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. If you hold shares of common stock in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split with instructions on how to exchange your shares. After you submit your completed transmittal letter, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of post-reverse stock split shares of common stock you hold.

Some stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry form. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our common stock for a statement of holding. When you submit your certificate representing the pre-split shares of our common stock, your post-split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Beginning on the effective time of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be equal to the fraction of a share to which such holder would otherwise be entitled multiplied by the closing price per share of common stock on the date of the effective time of the reverse split (as reported by Nasdaq and as adjusted to give effect to the reverse stock split). Stockholders would not be entitled to receive interest for their fractional shares for the period of time between the effective time of the reverse stock split and the date payment is issued or received. Each holder of common stock will hold the same percentage of the outstanding common stock immediately following the reverse stock split as that stockholder did immediately before the reverse stock split, except for adjustments due to fractional shares.

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Dissenter’s Rights

Under the Nevada Law, if the reverse stock split results in only money being paid to stockholders who: (a) before the decrease in the number of shares becomes effective, in the aggregate hold 1% or more of the outstanding shares of common stock; and (b) would otherwise be entitled to receive a fraction of a share in exchange for the cancellation of all their outstanding shares, any stockholder who is obligated, as a result of the reverse stock split, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled.

Except as set forth above, our stockholders are not entitled to dissenter’s rights with respect to the reverse stock split and we will not independently provide our stockholders with any such right.

 Federal Income Tax Consequences of the Reverse Stock Split

The following is a general summary of certain important U.S. federal income tax considerations of the proposed reverse stock split. It addresses only stockholders who hold our common stock as capital assets (generally, property held for investment). It does not purport to be complete, does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, such as the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, U.S. expatriates and former citizens or long-term residents of the United States, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, S corporations, partnerships or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein), and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation, among others. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws, nor does it address the effects of other U.S. federal tax laws, such as gift and estate tax laws. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is limited to holders of our common stock that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as: an individual who is a citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

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Generally, the reverse stock split is expected to be treated as a “recapitalization” for U.S. federal income tax purposes and therefore is not expected to result in the recognition of gain or loss for federal income tax purposes, except as described below with respect to cash received in lieu of fractional shares (which fractional share generally is treated as received and then exchanged for cash). The adjusted basis of the new shares of common stock will be the same as the adjusted basis of the common stock exchanged for such new shares. The holding period of the new, post-reverse stock split shares of the common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-reverse stock split shares. Stockholders who acquired their shares of our common stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis of such shares.

A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute a long-term capital gain or loss if the U.S. Holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as a distribution under Section 301 of the Internal Revenue Code of 1986, as amended (rather than as a sale or exchange), with respect to certain U.S. Holders who own more than a minimal amount of our common stock and whose proportionate interest in the Company is not reduced (after taking into account certain constructive ownership rules), or who exercise more than a minimal degree of voting or other type of control over the affairs of the Company. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

A U.S. Holder of our common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the reverse stock split. A U.S. Holder of our common stock will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

The foregoing views are not binding on the Internal Revenue Service or the courts. We have not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service regarding the matters discussed above. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required and Recommendation of the Board of Directors

The approval of the Reverse Stock Split Proposal requires the number of votes cast in favor of the proposal to exceed the number of votes cast against the action. Abstentions and broker non-votes will have no effect on this proposal.

The Board recommends that stockholders vote “FOR” the granting to our Board of Directors authority, in its sole discretion, prior to the one-year anniversary of this Special Meeting, to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse split ratio of between 1-for-2 and 1-for-50 as determined by the Board of Directors.

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